EXHIBIT 11
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                         CANDIE'S, INC. AND SUBSIDIARIES
                       COMPUTATIONS OF EARNINGS PER SHARE

                                                     Year Ended January 31,

                                                    1996                1995
                                               -------------        -----------
Income (loss) before                           $   1,053,956        ($1,934,916)
extraordinary
Extraordinary item:                                     --            1,962,175
                                               -------------        -----------
Gain on debt extinguishment
TOTAL EPS INCOME (loss)                        $   1,053,956        $    27,259
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Weighted average number of                         8,725,888          6,398,488
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shares outstanding
Income (loss) per share:

Income (loss) before                           ($        .30)       $       .12
extraordinary item
Extraordinary item-Gain on                               .30               --
                                               -------------        -----------
extinguishment of debt, net of
income taxes of $.02 for 1995
NET INCOME (lOSS) PER                          $        0.00        $       .12
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SHARE